SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G
(Rule 13d-102)
INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO § 240.13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
PURSUANT TO § 240.13d-2.
(Amendment No.   )*

Xponential Fitness, Inc.
(Name of Issuer)
Common Stock, Par Value $0.0001 per share
(Title of Class of Securities)
98422X101
(CUSIP Number)
July 27, 2021
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 98422X101

1	NAMES OF REPORTING PERSONS

MSD Partners, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-

	6	SHARED VOTING POWER
2,718,536(1)

	7	SOLE DISPOSITIVE POWER
-0-

	8	SHARED DISPOSITIVE POWER
2,718,536(1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,718,536(1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
9.99%(2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

1
The number of shares of Class A Common Stock shown as beneficially owned reflects the application of the provision of the Company’s Series A-1 Convertible Preferred Stock that, other than in the case of a mandatory conversion, prevents a holder of the Series A-1 Convertible Preferred Stock, without at least 61 days written notice from such holder, from receiving shares of Class A Common Stock upon any conversion of Series A-1 Convertible Preferred Stock to the extent that such exercise or receipt would cause any holder of Series A-1 Convertible Preferred Stock to become, directly or indirectly, a “beneficial owner” (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended) of a number of equity interests that would exceed 9.99% of the Class A Common Stock outstanding at that time. The number of shares of Class A Common Stock that, but for the foregoing, would otherwise be issuable upon conversion of the Series A-1 Convertible Preferred Stock consists as follows: 7,013,889 shares of Class A Common Stock issuable upon conversion of the Series A-1 Convertible Preferred Stock beneficially owned by MSD Partners, L.P.; and 3,363,194 shares of Class A Common Stock issuable upon conversion of the Series A-1 Convertible Preferred Stock held directly by MSD Credit Opportunity Master Fund, L.P.

2	The percentages used herein and in the rest of this Schedule 13G are calculated based on 24,494,044 shares of the Company’s Class A Common Stock outstanding as of July 27, 2021 (assuming exercise of the underwriters over-allotment option in full), as reported in the Company’s prospectus filed with the Securities and Exchange Commission on July 26, 2021 (Reg. No. 333-257443), and assuming conversion of the Series A-1 Convertible Preferred Stock held by the applicable Reporting Person (subject to the conversion limitation of 9.99% as set forth in the terms of the Company’s Series A-1 Convertible Preferred Stock).

CUSIP NO. 98422X101

1	NAMES OF REPORTING PERSONS

MSD Credit Opportunity Master Fund, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-

	6	SHARED VOTING POWER
2,718,536(1)

	7	SOLE DISPOSITIVE POWER
-0-

	8	SHARED DISPOSITIVE POWER
2,718,536(1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,718,536(1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
9.99%(2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

CUSIP NO. 98422X101

1	NAMES OF REPORTING PERSONS

MSD Special Investments Fund, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-

	6	SHARED VOTING POWER
1,057,639(1)

	7	SOLE DISPOSITIVE POWER
-0-

	8	SHARED DISPOSITIVE POWER
1,057,639(1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,057,639(1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
4.1%(2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

CUSIP NO. 98422X101

1	NAMES OF REPORTING PERSONS

MSD SIF Holdings, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-

	6	SHARED VOTING POWER
464,583(1)

	7	SOLE DISPOSITIVE POWER
-0-

	8	SHARED DISPOSITIVE POWER
464,583(1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
464,583(1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.9%(2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

CUSIP NO. 98422X101

1	NAMES OF REPORTING PERSONS

MSD Private Credit Opportunity Master Fund 2, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-

	6	SHARED VOTING POWER
1,164,583(1)

	7	SOLE DISPOSITIVE POWER
-0-

	8	SHARED DISPOSITIVE POWER
1,164,583(1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,164,583(1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
4.5%(2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

CUSIP NO. 98422X101

1	NAMES OF REPORTING PERSONS

MSD Private Credit Opportunity Master Fund, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-

	6	SHARED VOTING POWER
352,778(1)

	7	SOLE DISPOSITIVE POWER
-0-

	8	SHARED DISPOSITIVE POWER
352,778(1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
352,778(1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.4%(2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

CUSIP NO. 98422X101

1	NAMES OF REPORTING PERSONS

Lombard International Life Ltd., on behalf of its Segregated Account BIGVA005

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Bermuda

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-

	6	SHARED VOTING POWER
276,390(1)

	7	SOLE DISPOSITIVE POWER
-0-

	8	SHARED DISPOSITIVE POWER
276,390(1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
276,390(1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.1%(2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

CUSIP NO. 98422X101

1	NAMES OF REPORTING PERSONS

Lombard International Life Ltd., on behalf of its Segregated Account BIGVA006

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Bermuda

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-

	6	SHARED VOTING POWER
140,278(1)

	7	SOLE DISPOSITIVE POWER
-0-

	8	SHARED DISPOSITIVE POWER
140,278(1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
140,278(1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.6%(2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

CUSIP NO. 98422X101

1	NAMES OF REPORTING PERSONS

MSD SBAFLA Fund, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
-0-

	6	SHARED VOTING POWER
194,444(1)

	7	SOLE DISPOSITIVE POWER
-0-

	8	SHARED DISPOSITIVE POWER
194,444(1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
194,444(1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.8%(2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

CUSIP NO. 98422X101

Item 1(a)	Name of Issuer:

The name of the issuer is Xponential Fitness, Inc. (the “Company”).

Item 1(b)	Address of Issuer's Principal Executive Offices:

The Company's principal executive office is located at 17877 Von Karman Ave, Irvine, California, 92614.

Item 2(a)	Name of Person Filing:

This Schedule 13G is being jointly filed by and on behalf of each of MSD Partners, L.P. ("MSD Partners"), MSD Credit Opportunity Master Fund, L.P. (“MSD Credit Opportunity Master Fund”), MSD Special Investments Fund, L.P. (“MSD Special Investments Fund”), MSD SIF Holdings, L.P. (“MSD SIF Holdings”), MSD Private Credit Opportunity Master Fund 2, L.P. (“MSD Private Credit Opportunity Master Fund 2”), MSD Private Credit Opportunity Master Fund, L.P. (“MSD Private Credit Opportunity Master Fund”), Lombard International Life Ltd., on behalf of its Segregated Account BIGVA005 (“Lombard International Life 1”), Lombard International Life Ltd., on behalf of its Segregated Account BIGVA006 (“Lombard International Life 2”) and MSD SBAFLA Fund, L.P. (“MSD SBAFLA Fund”) (collectively, the “Reporting Persons”). MSD Special Investments Fund, MSD Private Credit Opportunity Master Fund, MSD SIF Holdings, MSD Private Credit Opportunity Master Fund 2, MSD Private Credit Opportunity Master Fund, Lombard International Life 1, Lombard International Life 2 and MSD SBAFLA Fund (collectively, the “MSD Funds”) are the direct owners of the securities covered by this statement.

MSD Partners is the investment manager of, and may be deemed to beneficially own the securities beneficially owned by, the MSD Funds. MSD Partners (GP), LLC (“MSD GP”) is the general partner of, and may be deemed to beneficially own securities beneficially owned by, MSD Partners. Each of John Phelan, Brendan Rogers and Marc R. Lisker is a manager of, and may be deemed to beneficially own securities beneficially owned by, MSD GP.

The Reporting Persons have entered into a Joint Filing Agreement, dated August 3, 2021, a copy of which is filed with this Schedule 13G as Exhibit 99.1, pursuant to which the Reporting Persons have agreed to file this statement jointly in accordance with the provisions of Rule 13d-1(k)(1) under the Act.

Neither the filing of this statement nor anything herein shall be construed as an admission that any person other than the Reporting Persons is, for the purposes of Section 13(d) or 13(g) of the Act or any other purpose, the beneficial owner of any securities covered by this statement.

Item 2(b)	Address of Principal Business Office or, if none, Residence:

The principal business address of MSD Partners, MSD Credit Opportunity Master Fund, MSD Special Investments Fund, MSD SIF Holdings, MSD Private Credit Opportunity Master Fund 2, MSD Private Credit Opportunity Master Fund and MSD SBAFLA Fund is 645 Fifth Avenue, 21st Floor, New York, New York 10022. The principal business address of Lombard International Life 1 and Lombard International Life 2 is Lombard International Bermuda, O'Hara House, One Bermudiana Road, Hamilton HM08, Bermuda.

Item 2(c)	Citizenship:

MSD Partners, MSD Special Investments Fund, MSD SIF Holdings and MSD SBAFLA Fund are each organized as limited partnerships under the laws of the State of Delaware.

MSD Credit Opportunity Master Fund, MSD Private Credit Opportunity Master Fund 2 and MSD Private Credit Opportunity Master Fund are each organized as exempted limited partnerships under the laws of the Cayman Islands.

Lombard International Life Ltd. is organized as a corporation under the laws of Bermuda.

Item 2(d)	Title of Class of Securities:

Class A Common Stock, par value $0.0001 per share.

Item 2(e)	CUSIP No.:

98422X101

Item 3	If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

Not applicable.

Item 4		Ownership:

A.	MSD Partners, L.P.

	(a)	Amount beneficially owned: 2,718,536(1)

	(b)	Percent of class: 9.99%(2)

	(c)	Number of shares as to which such person has:

		(i)	Sole power to vote or direct the vote: -0-

		(ii)	Shared power to vote or direct the vote: 2,718,536(1)

		(iii)	Sole power to dispose or direct the disposition: -0-

		(iv)	Shared power to dispose or direct the disposition: 2,718,536(1)

B.	MSD Credit Opportunity Master Fund, L.P.

	(a)	Amount beneficially owned: 2,718,536(1)

	(b)	Percent of class: 9.99%(2)

	(c)	Number of shares as to which such person has:

		(i)	Sole power to vote or direct the vote: -0-

		(ii)	Shared power to vote or direct the vote: 2,718,536(1)

		(iii)	Sole power to dispose or direct the disposition: 0

		(iv)	Shared power to dispose or direct the disposition: 2,718,536(1)

C.	MSD Special Investments Fund, L.P.

	(a)	Amount beneficially owned:1,057,639(1)

	(b)	Percent of class: 4.1%(2)

	(c)	Number of shares as to which such person has:

		(i)	Sole power to vote or direct the vote: -0-

		(ii)	Shared power to vote or direct the vote: 1,057,639(1)

		(iii)	Sole power to dispose or direct the disposition: -0-

		(iv)	Shared power to dispose or direct the disposition: 1,057,639(1)

D.	MSD SIF Holdings, L.P.

	(a)	Amount beneficially owned: 464,583(1)

	(b)	Percent of class: 1.9%(2)

	(c)	Number of shares as to which such person has:

		(i)	Sole power to vote or direct the vote: -0-

		(ii)	Shared power to vote or direct the vote: 464,583(1)

		(iii)	Sole power to dispose or direct the disposition: -0-

		(iv)	Shared power to dispose or direct the disposition: 464,583(1)

E.	MSD Private Credit Opportunity Master Fund 2, L.P.

	(a)	Amount beneficially owned:1,164,583(1)

	(b)	Percent of class: 4.5%(2)

	(c)	Number of shares as to which such person has:

		(i)	Sole power to vote or direct the vote: -0-

		(ii)	Shared power to vote or direct the vote: 1,164,583(1)

		(iii)	Sole power to dispose or direct the disposition: -0-

		(iv)	Shared power to dispose or direct the disposition: 1,164,583(1)

F.	MSD Private Credit Opportunity Master Fund, L.P.

	(a)	Amount beneficially owned: 352,778(1)

	(b)	Percent of class: 1.4%(2)

	(c)	Number of shares as to which such person has:

		(i)	Sole power to vote or direct the vote: -0-

		(ii)	Shared power to vote or direct the vote: 352,778(1)

		(iii)	Sole power to dispose or direct the disposition: -0-

		(iv)	Shared power to dispose or direct the disposition: 352,778(1)

G.	Lombard International Life Ltd., on behalf of its Segregated Account BIGVA005

	(a)	Amount beneficially owned: 276,390(1)

	(b)	Percent of class: 1.1%(2)

	(c)	Number of shares as to which such person has:

		(i)	Sole power to vote or direct the vote: -0-

		(ii)	Shared power to vote or direct the vote: 276,390(1)

		(iii)	Sole power to dispose or direct the disposition: -0-

		(iv)	Shared power to dispose or direct the disposition: 276,390(1)

H.	Lombard International Life Ltd., on behalf of its Segregated Account BIGVA006

	(a)	Amount beneficially owned: 140,278(1)

	(b)	Percent of class: 0.6%(2)

	(c)	Number of shares as to which such person has:

		(i)	Sole power to vote or direct the vote: -0-

		(ii)	Shared power to vote or direct the vote: 140,278(1)

		(iii)	Sole power to dispose or direct the disposition: -0-

		(iv)	Shared power to dispose or direct the disposition: 140,278(1)

I.	MSD SBAFLA Fund, L.P.

	(a)	Amount beneficially owned: 194,444(1)

	(b)	Percent of class: 0.8%(2)

	(c)	Number of shares as to which such person has:

		(i)	Sole power to vote or direct the vote: -0-

		(ii)	Shared power to vote or direct the vote: 194,444(1)

		(iii)	Sole power to dispose or direct the disposition: -0-

		(iv)	Shared power to dispose or direct the disposition: 194,444(1)

J.	MSD Partners (GP), LLC

	(a)	Amount beneficially owned: 2,718,536(1)

	(b)	Percent of class: 9.99%(2)

	(c)	Number of shares as to which such person has:

		(i)	Sole power to vote or direct the vote: -0-

		(ii)	Shared power to vote or direct the vote: 2,718,536(1)

		(iii)	Sole power to dispose or direct the disposition: -0-

		(iv)	Shared power to dispose or direct the disposition: 2,718,536(1)

K.	John C. Phelan

	(a)	Amount beneficially owned: 2,718,536(1)

	(b)	Percent of class: 9.99%(2)

	(c)	Number of shares as to which such person has:

		(i)	Sole power to vote or direct the vote: -0-

		(ii)	Shared power to vote or direct the vote: 2,718,536(1)

		(iii)	Sole power to dispose or direct the disposition: -0-

		(iv)	Shared power to dispose or direct the disposition: 2,718,536(1)

L.	Brendan Rogers

	(a)	Amount beneficially owned: 2,718,536(1)

	(b)	Percent of class: 9.99%(2)

	(c)	Number of shares as to which such person has:

		(i)	Sole power to vote or direct the vote: -0-

		(ii)	Shared power to vote or direct the vote: 2,718,536(1)

		(iii)	Sole power to dispose or direct the disposition: -0-

		(iv)	Shared power to dispose or direct the disposition: 2,718,536(1)

M.	Marc. R. Lisker

	(a)	Amount beneficially owned: 2,718,536(1)

	(b)	Percent of class: 9.99%(2)

	(c)	Number of shares as to which such person has:

		(i)	Sole power to vote or direct the vote: -0-

		(ii)	Shared power to vote or direct the vote: 2,718,536(1)

		(iii)	Sole power to dispose or direct the disposition: -0-

		(iv)	Shared power to dispose or direct the disposition: 2,718,536(1)

1
The number of shares of Class A Common Stock shown as beneficially owned reflects the application of the provision of the Company’s Series A-1 Convertible Preferred Stock that, other than in the case of a mandatory conversion, prevents a holder of the Series A-1 Convertible Preferred Stock, without at least 61 days written notice from such holder, from receiving shares of Class A Common Stock upon any conversion of Series A-1 Convertible Preferred Stock to the extent that such exercise or receipt would cause any holder of Series A-1 Convertible Preferred Stock to become, directly or indirectly, a “beneficial owner” (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended) of a number of equity interests that would exceed 9.99% of the Class A Common Stock outstanding at that time. The number of shares of Class A Common Stock that, but for the foregoing, would otherwise be issuable upon conversion of the Series A-1 Convertible Preferred Stock is as follows: 7,013,889 shares of Class A common stock issuable upon conversion of the Series A-1 Convertible Preferred Stock beneficially owned by MSD Partners, L.P., MSD Partners (GP), LLC, John C. Phelan, Brendan Rogers and Marc R. Lisker; and 3,363,194 shares of Class A common stock issuable upon conversion of the Series A-1 Convertible Preferred Stock held directly by MSD Credit Opportunity Master Fund, L.P.

2
The percentages used herein and in the rest of this Schedule 13G are calculated based on 24,494,044 shares of the Company’s Class A Common Stock outstanding as of July 27, 2021 (assuming exercise of the underwriters over-allotment option in full), as reported in the Company’s prospectus filed with the Securities and Exchange Commission on July 26, 2021 (Reg. No. 333-257443), and assuming conversion of the Series A-1 Convertible Preferred Stock held by the applicable Reporting Person (subject to the conversion limitation of 9.99% as set forth in the terms of the Company’s Series A-1 Convertible Preferred Stock).

Item 5	Ownership of Five Percent or Less of a Class:

If this statement is being filed to report the fact that as of the date hereof each of the Reporting Persons has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6	Ownership of More Than Five Percent on Behalf of Another Person:

Not applicable.

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person:

Not applicable.

Item 8	Identification and Classification of Members of the Group:

Not applicable.

Item 9	Notice of Dissolution of Group:

Not applicable.

Item 10	Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under § 240.14a-11.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: August 3, 2021

MSD Partners, L.P.		MSD Special Investments Fund, L.P.

By:	MSD Partners (GP), LLC	By:	MSD Partners, L.P.
Its:	General Partner	Its:	Manager

By:	/s/ Marc R. Lisker	By:	MSD Partners (GP), LLC
Name:	Marc R. Lisker	Its:	General Partner
Title:	Manager
By:	/s/ Marc R. Lisker
MSD SIF Holdings, L.P.		Name:	Marc R. Lisker
		Title:	Manager
By:	MSD Partners, L.P.
Its:	Manager	MSD Credit Opportunity Master Fund, L.P.

By:	MSD Partners (GP), LLC	By:	MSD Partners, L.P.
Its:	General Partner	Its:	Manager

By:	/s/ Marc R. Lisker	By:	MSD Partners (GP), LLC
Name:	Marc R. Lisker	Its:	General Partner
Title:	Manager
		By:	/s/ Marc R. Lisker
MSD Private Credit Opportunity Master Fund 2, L.P.		Name:	Marc R. Lisker
		Title:	Manager
By:	MSD Partners, L.P.
Its:	Manager	Lombard International Life Ltd.

By:	MSD Partners (GP), LLC	By:	MSD Partners, L.P.
Its:	General Partner	Its:	Manager

By:	/s/ Marc R. Lisker	By:	MSD Partners (GP), LLC
Name:	Marc R. Lisker	Its:	General Partner
Title:	Manager
		By:	/s/ Marc R. Lisker
MSD SBAFLA Fund, L.P.		Name:	Marc R. Lisker
		Title:	Manager
By:	MSD Partners, L.P.
Its:	Manager	MSD Private Credit Opportunity Master Fund, L.P.

By:	MSD Partners (GP), LLC	By:	MSD Partners, L.P.
Its:	General Partner	Its:	Manager

By:	/s/ Marc R. Lisker	By:	MSD Partners (GP), LLC
Name:	Marc R. Lisker	Its:	General Partner
Title:	Manager
		By:	/s/ Marc R. Lisker
		Name:	Marc R. Lisker
		Title:	Manager

EXHIBIT INDEX
Exhibit	Description of Exhibit

Exhibit 99.1	Joint Filing Agreement dated August 3, 2021.

Exhibit 99.1

AGREEMENT REGARDING THE JOINT FILING OF SCHEDULE 13G

The undersigned hereby agree as follows:

(i)    Each of them is individually eligible to use the Schedule 13G to which this Exhibit is attached, and such Schedule 13G is filed on behalf of each of them; and

(ii)   Each of them is responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Date:  August 3, 2021

MSD Partners, L.P.		MSD Special Investments Fund, L.P.

By:	MSD Partners (GP), LLC	By:	MSD Partners, L.P.
Its:	General Partner	Its:	Manager

By:	/s/ Marc R. Lisker	By:	MSD Partners (GP), LLC
Name:	Marc R. Lisker	Its:	General Partner
Title:	Manager
By:	/s/ Marc R. Lisker
MSD SIF Holdings, L.P.		Name:	Marc R. Lisker
		Title:	Manager
By:	MSD Partners, L.P.
Its:	Manager	MSD Credit Opportunity Master Fund, L.P.

By:	MSD Partners (GP), LLC	By:	MSD Partners, L.P.
Its:	General Partner	Its:	Manager

By:	/s/ Marc R. Lisker	By:	MSD Partners (GP), LLC
Name:	Marc R. Lisker	Its:	General Partner
Title:	Manager
		By:	/s/ Marc R. Lisker
MSD Private Credit Opportunity Master Fund 2, L.P.		Name:	Marc R. Lisker
		Title:	Manager
By:	MSD Partners, L.P.
Its:	Manager	Lombard International Life Ltd.

By:	MSD Partners (GP), LLC	By:	MSD Partners, L.P.
Its:	General Partner	Its:	Manager

By:	/s/ Marc R. Lisker	By:	MSD Partners (GP), LLC
Name:	Marc R. Lisker	Its:	General Partner
Title:	Manager
		By:	/s/ Marc R. Lisker
MSD SBAFLA Fund, L.P.		Name:	Marc R. Lisker
		Title:	Manager
By:	MSD Partners, L.P.
Its:	Manager	MSD Private Credit Opportunity Master Fund, L.P.

By:	MSD Partners (GP), LLC	By:	MSD Partners, L.P.
Its:	General Partner	Its:	Manager

By:	/s/ Marc R. Lisker	By:	MSD Partners (GP), LLC
Name:	Marc R. Lisker	Its:	General Partner
Title:	Manager
		By:	/s/ Marc R. Lisker
		Name:	Marc R. Lisker
		Title:	Manager